Filed Pursuant to Rule 433
                                                     Registration No. 333-140923

HSI Asset Loan Obligation Trust
Mortgage Pass-Through Certificates,
Series 2007-1

HSI Asset Securitization Corporation
Depositor
(Commission File No. 333-140923)

HSBC Bank USA, National Association
Sponsor and Seller

Deutsche Bank National Trust Company
Trustee

HSBC Securities (USA), Inc.
Lead Underwriter


                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates described herein, supersedes any information contained in any prior similar materials relating to the Offered Certificates. The information in this free writing prospectus is preliminary, and is subject to completion or change by information contained in a preliminary prospectus relating to the Offered
Certificates. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Offered Certificates, until we have conveyed to you a preliminary prospectus relating to the Offered Certificates and we have accepted your offer to purchase Offered Certificates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

                    IMPORTANT NOTICE REGARDING THE CONDITIONS
                  FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The Offered Certificates referred to in these materials are being offered when, as and if issued. The depositor is not obligated to issue such Offered Certificates or any similar security and the underwriter's obligation to deliver such Offered Certificates is subject to the terms and conditions of the underwriting agreement with the depositor and the availability of such Offered Certificates when, as and if issued by the issuing entity. You are advised that the terms of the Offered Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Offered Certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that Offered Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Offered Certificates to you is conditioned on the mortgage loans and Offered Certificates having the characteristics described in these materials. If for any reason the issuing entity does not deliver such Offered Certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Offered Certificates which you have committed to purchase, and none of the issuing

                                                      Filed Pursuant to Rule 433
                                                     Registration No. 333-140923

entity nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 866-811-8049.

                                                      THE SERIES 2007-1 CERTIFICATES
                   Initial Principal
                      Balance or       Related      Initial                                     Summary
                    Notional Amount      Loan     Pass-Through                               Interest Rate        Fitch     S&P
Class                     (1)           Group         Rate           Designation                Formula          Rating   Rating
-----              ----------------     -----     ------------  --------------------    ----------------------   ------   ------
Offered
Certificates:
Class I-A-1         $200,381,405          1         6.00000%    Senior/Sequential       Fixed                      AAA      AAA

Class I-IO          $132,866,955(2)       1       Variable(5)   Senior/Notional/        weighted average           AAA      AAA
                                                                Exchangeable(7)         rate(s)

Class II-A-1         $69,319,835          2         5.68000%    Senior/Pass-Through/    LIBOR + .36%(8)            AAA      AAA
                                                                Floater/Exchangeable(7)

Class II-A-2         $69,319,835(2)       2         1.32000%    Senior/Notional/        6.64% -  LIBOR(8)          AAA      AAA
                                                                Inverse Floater/
                                                                Exchangeable(7)

Class II-A-3          $5,332,295(3)       2           (3)       Senior/Principal Only/  N/A                        AAA      AAA
                                                                Pass-Through/
                                                                Exchangeable(7)

Class II-A-4         $69,319,835          2         5.67000%    Senior/Pass-Through/    LIBOR + .35%(8)            AAA      AAA
                                                                Floater/Exchanged(7)

Class II-A-5         $69,319,835(2)       2         1.33000%    Senior/Notional/        6.65% -  LIBOR(8)          AAA      AAA
                                                                Inverse Floater/
                                                                Exchangeable/
                                                                Exchanged(7)

Class II-A-6         $69,319,835          2         5.69000%    Senior/Pass-Through/    LIBOR + .37%(8)            AAA      AAA
                                                                Floater/Exchanged(7)

Class II-A-7         $69,319,835(2)       2         1.31000%    Senior/Notional/        6.63% - LIBOR(8)           AAA      AAA
                                                                Inverse Floater/
                                                                Exchangeable/
                                                                Exchanged(7)

Class II-A-8          $5,332,295          2        17.16000%    Senior/Pass-Through/    86.31998879% - (LIBOR *    AAA      AAA
                                                                Inverse Floater/        12.99999831)(8)
                                                                Exchanged(7)

Class II-A-9          $5,332,295          2        17.29000%    Senior/Pass-Through/    86.44999101% - (LIBOR *    AAA      AAA
                                                                Inverse Floater/        12.99999831)(8)
                                                                Exchanged(7)

Class II-A-10         $5,332,295          2        17.03000%    Senior/Pass-Through/    86.18999101% - (LIBOR *    AAA      AAA
                                                                Inverse Floater/        12.99999831)(8)
                                                                Exchanged(7)

Class II-A-11        $74,652,130          2         6.50000%    Senior/Pass-Through/    Fixed                      AAA      AAA
                                                                Exchanged(7)

Class II-A-12        $71,434,623          2         6.50000%    Super Senior/           Fixed                      AAA      AAA
                                                                Pass-Through/
                                                                Exchanged(7)

Class II-A-13         $3,217,507          2         6.50000%    Senior Support/         Fixed                      AAA      AAA
                                                                Pass-Through/
                                                                Exchanged(7)

Class II-IO          $65,796,623(2)       2       Variable(5)   Senior/Notional/        weighted average           AAA      AAA
                                                                Exchangeable(7)         rate(s)

Class III-A-1        $29,328,318          3         5.69000%    Senior/Pass-Through/    LIBOR + .37%(8)            AAA      AAA
                                                                Floater/Exchangeable(7)

Class III-A-2        $29,328,318(2)       3         1.31000%    Senior/Notional/        6.63% -  LIBOR(8)          AAA      AAA
                                                                Inverse Floater/
                                                                Exchangeable(7)

Class III-A-3         $4,888,053(3)       3           (3)       Senior/Principal Only/  N/A                        AAA      AAA
                                                                Pass-Through/
                                                                Exchangeable(7)

Class III-A-4         $4,888,053          3         7.86000%    Senior/Pass-Through/    39.78000000 - (LIBOR *     AAA      AAA
                                                                Inverse Floater/        6.00000000)(8)
                                                                Exchanged(7)

Class III-A-5        $34,216,371          3         6.00000%    Senior/Pass-Through/    Fixed                      AAA      AAA
                                                                Exchanged(7)

Class III-A-6        $32,741,645          3         6.00000%    Super Senior/           Fixed                      AAA      AAA
                                                                Pass-Through/
                                                                Exchanged(7)

Class III-A-7         $1,474,726          3         6.00000%    Senior Support/         Fixed                      AAA      AAA
                                                                Pass-Through/
                                                                Exchanged(7)

Class III-IO         $35,828,661(2)       3       Variable(5)   Senior/Notional/        weighted average           AAA      AAA
                                                                Exchangeable(7)         rate(s)

Class A-PO            $1,408,572(3)      1, 2         (3)       Senior/Principal Only   N/A                        AAA      AAA

Class A-X           $234,492,239(2)   1, 2 and 3      (9)       Senior/Notional/        weighted average           AAA      AAA
                                                                Exchanged(7)            rate(s)

Class B-1             $6,180,643      1, 2 and 3  Variable(6)   Subordinate             weighted average           AA       AA
                                                                                        rate(s)

Class B-2             $2,927,673      1, 2 and 3  Variable(6)   Subordinate             weighted average            A        A
                                                                                        rate(s)

Class B-3             $1,626,484      1, 2 and 3  Variable(6)   Subordinate             weighted average           BBB      BBB
                                                                                        rate(s)

Total Offered:      $321,393,278

Non-Offered
Certificates:
Class B-4             $1,626,485      1, 2 and 3  Variable(6)   Subordinate             weighted average           BB       BB
                                                                                        rate(s)

Class B-5             $1,301,188      1, 2 and 3  Variable(6)   Subordinate             weighted average            B        B
                                                                                        rate(s)

Class B-6               $975,891      1, 2 and 3  Variable(6)   Subordinate             weighted average           NR       NR
                                                                                        rate(s)

Class R(4)                  $100      1, 2 and 3    6.00000%    Senior/Residual                                    NR       NR

Class P                     $100                      N/A       Prepayment Penalties                               NR       NR

Total                 $3,903,764

Non-Offered:
Total:              $325,297,042

--------------------------------------------------------------------------------
1     Approximate. Subject to variance of plus or minus 5%.

2 Interest only certificates that will accrue interest on a notional amount. These certificates will not receive distributions of principal.

3 The Class II-A-3, Class III-A-3 and Class A-PO certificates are principal-only certificates and are not entitled to payment of interest.

4 The Class R certificates will represent the sole class of residual interests in each REMIC.

5 The pass-through rate of the Class I-IO, Class II-IO and Class III-IO Certificates varies according to the weighted average of the excess of the Net Mortgage Rate on the Premium Mortgage Loans in the related loan group over the related pool strip rate, (which is 6.00%, 6.50% and 6.00% for loan group I, loan group II and loan group III, respectively). For the purpose of calculating interest payments on the Class I-IO, Class II-IO and Class III-IO Certificates, interest will accrue on a notional amount equal to the aggregate Stated Principal Balance of the Premium Mortgage Loans in the related loan group, which is initially $132,866,955, $65,796,623 and $35,828,661 for loan group I, loan group II and loan group III, respectively.

6 The pass-through rate on the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will be equal to a per annum rate equal to the weighted average of the Group I Strip Rate, Group II Strip Rate and Group III Strip Rate weighted on the basis of the Subordinate Amount for the related loan group. The initial pass-through rate for the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will be equal to approximately 6.12017% per annum.

7 Certain proportions of the Exchangeable Certificates and Exchanged Certificates may be deposited in exchange for one or more classes of Exchanged Certificates, as applicable, as described under this prospectus supplement under "Description of the Certificates--Exchangeable Certificates." The maximum initial class certificate balances or notional amounts of the Exchangeable Certificates are set forth in the table but are not included in the aggregate class certificate balance of all the certificates offered.

8 Subject to minimum and maximum rates as described in this prospectus supplement.

9 The pass-through rate on the Class A-X Certificates will be equal to the weighted average of the pass-through rates of the Class I-IO, Class II-IO and Class III-IO Certificates, weighted in proportion to their respective Notional Amounts.


                                                   THE SERIES 2007-1 CERTIFICATES

                                                   Final
                                                 Scheduled
                   Record     Delay/Accrual     Distribution          Minimum           Incremental
   Class           Date(1)      Period(2)          Date(3)        Denomination(4)      Denomination     CUSIP Number    ISIN Number
---------------    ------     -------------     ------------ ------------------------  ------------     ------------   -------------
Offered
Certificates(4):
Class I-A-1         DD           24 day          June 2037           $25,000               $1            40431TAA9      US40431TAA97
Class I-IO          DD           24 day          June 2037           $25,000               $1            40431TAB7      US40431TAB70
Class II-A-1        DD           0 day           June 2037           $25,000               $1            40431TAC5      US40431TAC53
Class II-A-2        DD           0 day           June 2037           $25,000               $1            40431TAD3      US40431TAD37
Class II-A-3        DD            N/A            June 2037           $25,000               $1            40431TAE1      US40431TAE10
Class II-A-4        DD           0 day           June 2037           $25,000               $1            40431TAF8      US40431TAF84
Class II-A-5        DD           0 day           June 2037           $25,000               $1            40431TAG6      US40431TAG67
Class II-A-6        DD           0 day           June 2037           $25,000               $1            40431TAH4      US40431TAH41
Class II-A-7        DD           0 day           June 2037           $25,000               $1            40431TAJ0      US40431TAJ07
Class II-A-8        DD           0 day           June 2037           $25,000               $1            40431TAK7      US40431TAK79
Class II-A-9        DD           0 day           June 2037           $25,000               $1            40431TAL5      US40431TAL52
Class II-A-10       DD           0 day           June 2037           $25,000               $1            40431TAM3      US40431TAM36
Class II-A-11       DD           24 day          June 2037           $25,000               $1            40431TAN1      US40431TAN19
Class II-A-12       DD           24 day          June 2037           $25,000               $1            40431TAP6      US40431TAP66
Class II-A-13       DD           24 day          June 2037           $25,000               $1            40431TAQ4      US40431TAQ40
Class II-IO         DD           24 day          June 2037           $25,000               $1            40431TAR2      US40431TAR23
Class III-A-1       DD           0 day           June 2037           $25,000               $1            40431TAS0      US40431TAS06
Class III-A-2       DD           0 day           June 2037           $25,000               $1            40431TAT8      US40431TAT88
Class III-A-3       DD            N/A            June 2037           $25,000               $1            40431TAU5      US40431TAU51
Class III-A-4       DD           0 day           June 2037           $25,000               $1            40431TAV3      US40431TAV35
Class III-A-5       DD           24 day          June 2037           $25,000               $1            40431TAW1      US40431TAW18
Class III-A-6       DD           24 day          June 2037           $25,000               $1            40431TAX9      US40431TAX90
Class III-A-7       DD           24 day          June 2037           $25,000               $1            40431TAY7      US40431TAY73
Class III-IO        DD           24 day          June 2037           $25,000               $1            40431TAZ4      US40431TAZ49
Class A-PO          DD            N/A            June 2037           $25,000               $1            40431TBA8      US40431TBA88
Class A-X           DD           24 day          June 2037           $25,000               $1            40431TBB6      US40431TBB61
Class B-1           DD           24 day          June 2037           $25,000               $1            40431TBC4      US40431TBC45
Class B-2           DD           24 day          June 2037           $25,000               $1            40431TBD2      US40431TBD28
Class B-3           DD           24 day          June 2037           $25,000               $1            40431TBE0      US40431TBE01

Non-Offered
Certificates:
Class B-4           CM           24 day          June 2037           $25,000               $1            40431TBF7      US40431TBF75
Class B-5           CM           24 day          June 2037           $25,000               $1            40431TBG5      US40431TBG58
Class B-6           CM           24 day          June 2037           $25,000               $1            40431TBH3      US40431TBH32
Class R             CM           24 day          June 2037   20% Percentage Interests      N/A           40431TBJ9      US40431TBJ97
Class P             CM            N/A            June 2037   20% Percentage Interests      N/A           40431TBK6      US40431TBK60

1 CM = For any distribution date, the last business day of the calendar month immediately preceding the distribution date. DD = For any distribution date, the close of business on the business day immediately preceding the distribution date.

2 24 Day = For any distribution date, the interest accrual period will be the calendar month immediately preceding the month in which the related distribution date occurs. 0 Day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date and ending on the calendar day immediately before the related distribution date, provided that the first Interest Accrual Period will have 30 days.

3 Calculated as the distribution date in the month following the month in which the latest maturity date of any mortgage loan occurs.

4 With respect to the initial European investors, the underwriters will only sell offered certificates in minimum total investment amounts of $100,000.

                                Pay Rules


GROUP 1

350 PSA
PAYRULES
   1. Pay to the AR, 1A1 in that order until retired

GROUP 2

10-24 CPR, IN 12 MOS, 24 CPR THEREAFTER
PAYRULES
   1. Pay to the 2A1, 2A3 pro rata until retired

GROUP 3

8-20 CPR, IN 12 MOS, 24 CPR THEREAFTER
PAYRULES
   1. Pay to the 3A1, 3A3 pro rata until retired